FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS 2008 SECOND QUARTER AND
SIX MONTH FINANCIAL RESULTS

- - -

Sales up 24%; Operating Income up 29%;
Net Earnings up 27%; Backlog at Record Level

ROSELAND, NJ – July 24, 2008 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the second quarter and six months ended June 30, 2008. The highlights are as follows:

Second Quarter 2008 Operating Highlights

  Net sales for the second quarter of 2008 increased 24% to $453.5 million from $365.6 million in the second quarter of 2007.

  Operating income in the second quarter of 2008 increased 29% to $49.7 million from $38.4 million in the second quarter of 2007.

  Net earnings for the second quarter of 2008 increased 27% to $27.1 million, or $0.60 per diluted share, from $21.4 million, or $0.48 per diluted share, in the second quarter of 2007.

  New orders received in the second quarter of 2008 were $876.5 million, up 141% compared to the second quarter of 2007.

Six Months 2008 Operating Highlights

  Net sales for the first six months of 2008 increased 27% to $886.8 million from $698.2 million in the first six months of 2007.

  Operating income for the first six months of 2008 increased 23% to $90.4 million from $73.6 million in the first six months of 2007.

  Net earnings for the first six months of 2008 increased 19% to $48.9 million, or $1.08 per diluted share, from $40.9 million, or $0.91 per diluted share, for the first six months of 2007.

  New orders received in the first six months of 2008 were $1,327.2 million, up 75% compared to the first six months of 2007. At June 30, 2008, our record backlog was $1,745.4 million, up 34% from $1,303.8 million at December 31, 2007.

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“We are pleased to report strong sales and operating income growth for the second quarter of 2008,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “Overall our performance was driven by strong organic growth in sales, operating income and operating margin. Our operating margin was partially offset by lower margins from our 2007 acquisitions, as previously indicated. Our strong operating income performance in the second quarter was led by our Flow Control segment, which experienced a 112% increase in operating income, the majority of which was organic, as compared to the prior year. From a market perspective, sales in our commercial markets grew 36%, led by strong sales growth of 48% in our commercial power market and 38% in the oil and gas market. Our record backlog is a clear indication of the continuing success of our products and programs and provides great momentum for the rest of this year and heading into 2009. We have made significant progress with our facility expansion and contract to build reactor coolant pumps for the AP1000 reactor design. This effort solidifies our leadership in this advanced nuclear plant design, and we remain optimistic about new nuclear power plant construction domestically and internationally. Finally, we continue to invest in a number of military and commercial development programs anticipating these investments will provide future growth opportunities and improved profitability.”

Sales

Sales growth in the second quarter of 2008 was generated by double digit organic growth in all of our segments and contributions from our 2007 acquisitions, which provided $52.7 million in incremental sales in the second quarter of 2008. The base businesses generated an organic sales growth of 11%, with our Flow Control, Metal Treatment, and Motion Control segments generating an increase of 11%, 11%, and 10%, respectively, as compared to the prior year period.

In our base businesses, higher sales from our Flow Control segment to the commercial power and oil and gas markets, higher sales from our Metal Treatment segment to the commercial aerospace, general industrial and commercial power markets, and higher sales from our Motion Control segment to the aerospace and ground defense markets, all contributed to the second quarter organic sales growth. In addition, foreign currency translation positively impacted sales in the second quarter of 2008 by $4.4 million as compared to the prior year period.

Operating Income

Operating income in the second quarter of 2008 increased 29% over the comparable prior year period. Organic operating income growth was 25% for the second quarter of 2008 as compared to the prior year period. Our 2007 acquisitions contributed $2.2 million (approximately 4% operating margin) of incremental operating income in the second quarter of 2008. The organic operating income growth in the second quarter was led by our Flow Control segment, which experienced strong organic growth of 95% over the prior year period. The prior year quarter included non-recurring cost overruns on a development contract for the U.S. Navy and business consolidation costs. Organic operating income for our Metal Treatment and Motion Control segments increased 14% and 2%, respectively, mainly due to higher volume.

Our consolidated operating margin is 50 basis points higher in the second quarter of 2008 as compared to the prior year period. The higher operating margin was mainly driven by improvement at our Flow Control segment. Intangible asset amortization increased $3.1 million in the second quarter 2008 as compared to the prior year as a result of our 2007 acquisitions, which were primarily in the Flow Control segment. In the second quarter of 2008, our base

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businesses generated operating margin of approximately 12% while our 2007 acquisitions were approximately 4%. Non-segment operating expense increased over the prior year period due to higher pension and legal costs. Foreign currency translation unfavorably impacted operating income by $0.8 million in the second quarter of 2008 and operating margin by 30 basis points as compared to the prior year period, primarily in our Motion Control segment.

Net Earnings

Net earnings for the second quarter of 2008 increased 27% from the comparable prior year period. The improvement was achieved by strong segment operating income, partially offset by higher interest and pension expense. The higher interest expense for the second quarter of 2008 was mainly due to higher average debt levels resulting from our 2007 acquisitions, partially offset by lower interest rates, as compared to the prior year period. Our effective tax rate for the second quarter of 2008 was 36.6% versus 35.5% for the second quarter of 2007.

Cash Flow

Our free cash flow, defined as cash flow from operations less capital expenditures, was $54.7 million for the second quarter of 2008 as compared to $48.9 million in the prior year period. Net cash provided by operating activities in the second quarter was $77.7 million, an increase of $16.9 million as compared to the prior year period, due to higher net earnings and overall improvements in working capital, specifically accounts receivable and inventory. Capital expenditures were $23.1 million in the second quarter of 2008 versus $11.9 million in the comparable prior year period. The majority of this increase is due to the facility expansion at our Cheswick, PA. location for our AP1000 nuclear power program.

Segment Performance

Flow Control – Sales for the second quarter of 2008 were $226.7 million, up 39% over the comparable prior year period due to solid organic growth and the contribution from our 2007 acquisitions. Organic sales growth was 11% in the second quarter of 2008 over the comparable prior year period. This organic sales growth was led by higher sales to the commercial power market, driven by revenues for our reactor coolant pumps for the new AP1000 reactors being constructed in China, and higher sales to the oil and gas market due to increased demand for valves, coker deheading systems and services within this market. Strong commercial sales were partially offset by lower sales to the defense market due to the timing of U.S. Navy procurement cycles, primarily from lower submarine and aircraft carrier work. In the second quarter of 2008, our 2007 acquisitions contributed $45.6 million in incremental sales. Sales of this segment were positively affected by foreign currency translation of $0.3 million in the second quarter of 2008 compared to the prior year period.

Operating income for this segment increased 112% in the second quarter of 2008 over the comparable prior year period. This segment’s base businesses achieved strong organic operating income growth of 95% and a 460 basis point improvement in organic operating margin in the second quarter of 2008 over the prior year period. The increase in both operating income and margin was largely due to higher demand for our valve products and an improved mix. The operating income in the prior year quarter was adversely impacted by cost overruns on a development contract for the U.S. Navy, business consolidation costs, as well as investments in product development for our oil and gas product portfolio. In the second quarter of 2008, our

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2007 acquisitions added $1.7 million of incremental operating income representing a 4% operating margin. Operating income of this segment was unfavorably affected by foreign currency translation of $0.3 million in the second quarter of 2008 compared to the prior year period.

Motion Control – Sales for the second quarter of 2008 were $156.7 million, an increase of 13% over the comparable period last year. This improvement was due primarily to solid organic sales growth of 10% and the incremental contribution from our 2007 acquisition of $7.1 million. The organic sales growth was driven by higher sales to the aerospace defense market across several platforms including the F-16, F-22, V-22, Global Hawk, and various military helicopter programs. Our integrated sensing products had solid organic sales growth in this market. In addition, we had higher sales of embedded computing products to the ground defense market, due mainly to increased demand for our products used on the Bradley Fighting Vehicle. Sales of this segment were favorably affected by foreign currency translation of $2.5 million in the second quarter of 2008 compared to the prior year period.

Operating income for this segment increased 3% for the second quarter of 2008 over the comparable prior year period. Our organic operating income growth was 2% as a result of the higher sales volume noted above, partially offset by unfavorable foreign currency translation which negatively impacted operating income by $0.8 million and operating margin by 70 basis points in the quarter. In addition, research and development expenses were higher in the current quarter as compared to the prior year due to the support of strategic initiatives, primarily in embedded computing. Although foreign currency translation had a favorable impact on sales, the net impact to operating income was unfavorable mainly due to the Canadian operations having a significant amount of sales denominated in U.S. dollars and operating costs denominated in Canadian dollars. Thus, changes in the Canadian exchange rate directly impact operating costs with no offsetting impact on sales.

Metal Treatment – Sales for the second quarter of 2008 amounting to $70.1 million were 11% higher than the comparable period last year, all of which was organic growth. This segment experienced growth in most of its markets and in all its primary service offerings. The main drivers were higher global shot peening revenues, primarily in the commercial aerospace, general industrial and commercial power markets, along with higher revenues in our laser peening business from the commercial aerospace and defense markets. These increases were partially offset by a decline in the automotive market. Sales of this segment were favorably affected by foreign currency translation of $1.5 million in the second quarter of 2008 compared to the prior year period.

Operating income increased 15% for the second quarter of 2008 as compared to the prior year period, primarily as a result of the higher sales volume and improved mix. Operating margin for the second quarter of 2008 was higher by 80 basis points mainly due to improved mix, as the sales increases were generated in our higher margin shot peening and laser peening businesses. Operating income of this segment was favorably affected by foreign currency translation of $0.3 million in the second quarter of 2008 compared to the prior year period.

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Fiscal Year 2008 Outlook

The Company is making the following adjustment to its full year 2008 financial guidance:

•	Free Cash Flow	$90 - $100 million
(previously in the range of $70 - $80 million)

Free Cash Flow is defined as cash flow from operations less capital expenditures and includes approximately $40 million for our EMD facility expansion in Cheswick, PA. (Same as previous guidance).

The Company is reconfirming its previous full year 2008 financial guidance:

•	Total Revenues	$1.83 - $1.85 billion
•	Operating Income	$215 - $222 million
•	Diluted Earnings Per Share	$2.55 - $2.65
(Assumes 46 million shares outstanding)
•	Effective Tax Rate	36%

Mr. Benante concluded, “In 2008, we should once again demonstrate our ability to generate long-term shareholder value by growing our sales and earnings. Our historic performance demonstrates our ability to execute our strategy and achieve our financial targets. Our solid performance in the first half of the year and record backlog supports this trend. We expect the second half of the year to be even stronger as many of our defense programs ramp up and commercial markets remain robust, specifically the oil and gas market which continues to expand globally and the commercial nuclear power market which is in the midst of a renaissance and growing at a rapid rate. We continue to experience increased demand for our new technologies, many of which are in the early stages of their life cycles, which should provide continued growth and strong returns to our shareholders in the future. Our diversification, the continued successful integration of acquisitions, and ongoing emphasis on advanced technologies should continue to generate growth opportunities in each of our three business segments in 2008 and beyond.”

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The Company will host a conference call to discuss the second quarter 2008 results at 10:00 A.M. EDT Friday, July 25, 2008. A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2008	2007	$	%	2008	2007	$	%

Net sales	$453,464	$365,576	$87,888	24.0%	$886,843	$698,185	$188,658	27.0%
Cost of sales	296,230	247,553	48,677	19.7%	591,140	468,775	122,365	26.1%
Gross profit	157,234	118,023	39,211	33.2%	295,703	229,410	66,293	28.9%

Research & development expenses	13,017	11,487	1,530	13.3%	25,853	22,826	3,027	13.3%
Selling expenses	28,842	22,331	6,511	29.2%	54,182	42,603	11,579	27.2%
General and administrative expenses	65,703	45,796	19,907	43.5%	125,269	90,430	34,839	38.5%

Operating income	49,672	38,409	11,263	29.3%	90,399	73,551	16,848	22.9%

Other income, net	224	466	(242)	(51.9%)	698	1,350	(652)	(48.3%)
Interest expense	(7,176)	(5,704)	(1,472)	25.8%	(14,759)	(11,204)	(3,555)	31.7%

Earnings before income taxes	42,720	33,171	9,549	28.8%	76,338	63,697	12,641	19.8%
Provision for income taxes	15,643	11,781	3,862	32.8%	27,482	22,804	4,678	20.5%

Net earnings	$27,077	$21,390	$5,687	26.6%	$48,856	$40,893	$7,963	19.5%

Basic earnings per share	$0.61	$0.48			$1.10	$0.93
Diluted earnings per share	$0.60	$0.48			$1.08	$0.91

Dividends per share	$0.08	$0.06			$0.16	$0.12

Weighted average shares outstanding:
Basic	44,631	44,256			44,607	44,200
Diluted	45,355	44,915			45,290	44,815

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	June 30,	December 31,	Change
	2008	2007	$	%
Assets
Current Assets:
Cash and cash equivalents	$85,164	$66,520	$18,644	28.0%
Receivables, net	377,069	392,918	(15,849)	(4.0%)
Inventories, net	275,688	241,728	33,960	14.0%
Deferred income taxes	28,497	30,208	(1,711)	(5.7%)
Other current assets	29,071	26,807	2,264	8.4%
Total current assets	795,489	758,181	37,308	4.9%
Property, plant, & equipment, net	351,064	329,657	21,407	6.5%
Prepaid pension costs	65,694	73,947	(8,253)	(11.2%)
Goodwill, net	571,964	570,419	1,545	0.3%
Other intangible assets, net	229,311	240,842	(11,531)	(4.8%)
Other assets	12,109	12,514	(405)	(3.2%)
Total Assets	$2,025,631	$1,985,560	$40,071	2.0%

Liabilities
Current Liabilities:
Short-term debt	$981	$923	$58	6.3%
Accounts payable	121,360	137,401	(16,041)	(11.7%)
Accrued expenses	93,073	103,207	(10,134)	(9.8%)
Income taxes payable	3,127	13,260	(10,133)	(76.4%)
Deferred revenue	131,375	105,421	25,954	24.6%
Other current liabilities	42,716	38,403	4,313	11.2%
Total current liabilities	392,632	398,615	(5,983)	(1.5%)
Long-term debt	508,972	510,981	(2,009)	(0.4%)
Deferred income taxes	60,881	62,416	(1,535)	(2.5%)
Accrued pension & other postretirement benefit costs	40,966	39,501	1,465	3.7%
Long-term portion of environmental reserves	20,376	20,856	(480)	(2.3%)
Other liabilities	35,875	38,406	(2,531)	(6.6%)
Total Liabilities	1,059,702	1,070,775	(11,073)	(1.0%)

Stockholders' Equity
Common stock, $1 par value	47,798	47,715	83	0.2%
Additional paid in capital	86,446	79,550	6,896	8.7%
Retained earnings	846,600	807,413	39,187	4.9%
Accumulated other comprehensive income	95,225	93,327	1,898	2.0%
	1,076,069	1,028,005	48,064	4.7%
Less: cost of treasury stock	110,140	113,220	(3,080)	(2.7%)

Total Stockholders' Equity	965,929	914,785	51,144	5.6%

Total Liabilities and Stockholders' Equity	$2,025,631	$1,985,560	$40,071	2.0%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Change			%
	2008	2007	%	2008	2007	Change
Sales:
Flow Control	$226,662	$163,198	38.9%	$437,624	$300,891	45.4%
Motion Control	156,661	138,949	12.7%	311,493	270,206	15.3%
Metal Treatment	70,141	63,429	10.6%	137,726	127,088	8.4%

Total Sales	$453,464	$365,576	24.0%	$886,843	$698,185	27.0%

Operating Income:
Flow Control	$21,252	$10,030	111.9%	$35,258	$20,025	76.1%
Motion Control	16,027	15,585	2.8%	29,950	28,870	3.7%
Metal Treatment	14,929	12,987	15.0%	28,029	25,957	8.0%

Total Segments	$52,208	$38,602	35.2%	$93,237	$74,852	24.6%
Corporate & Other	(2,536)	(193)	1214.0%	(2,838)	(1,301)	118.1%

Total Operating Income	$49,672	$38,409	29.3%	$90,399	$73,551	22.9%

Operating Margins:
Flow Control	9.4%	6.1%		8.1%	6.7%
Motion Control	10.2%	11.2%		9.6%	10.7%
Metal Treatment	21.3%	20.5%		20.4%	20.4%
Total Curtiss-Wright	11.0%	10.5%		10.2%	10.5%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net Cash Provided by	$77,741	$60,802	$59,189	$53,104
Operating Activities
Capital Expenditures	(23,052)	(11,909)	(46,596)	(23,978)
Free Cash Flow (1)	$54,689	$48,893	$12,593	$29,126

Cash Conversion (1)	202%	229%	26%	71%

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes that they are measurements of cash flow that are available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

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About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 7,600 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, organic revenue growth, quarterly and annual revenue, net income, organic operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 597-4734
adeignan@curtisswright.com